Exhibit 99.1

Lindblad Expeditions Holdings, Inc. Reports

2021 Fourth Quarter and Full Year Financial Results

Full Year 2021 Highlights:

●

Resumed the majority of fleet operations with nine of ten owned and operated ships providing expeditions across Antarctica, Alaska, the Galapagos, Iceland, the Pacific Northwest, Baja and Central America

●

Strong reservations for future travel with bookings up nearly 20% for the second half of 2022 and 54% for 2023 versus bookings for the comparable periods at the same point in 2020 prior to the pandemic

●	Significantly expanded fleet capacity with delivery of the 126-passenger polar vessel the National Geographic Resolution in September 2021

●	Broadened platform of high-quality experiential travel offerings with acquisitions of leading travel operators DuVine Cycling + Adventure, Off the Beaten Path LLC and Classic Journeys LLC

●	Following the quarter, further increased financial flexibility with refinancing of existing term loan and revolving credit facilities through issuance of new senior secured notes

NEW YORK, February 22, 2022 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the fourth quarter and year ended December 31, 2021.

Dolf Berle, Chief Executive Officer, said “Lindblad has been delivering the joy of exploration for over four decades and we couldn’t be more excited to have nine of our ten ships once again providing immersive experiences in the world’s most remarkable destinations. The exhilaration we see from our guests as they return to these remote geographies is truly inspiring and a daily reminder of the opportunity Lindblad has in front of it. In the short-term there is certainly pent-up demand for high-quality experiential travel and while there is likely to be continued choppiness during the first half of 2022, guest demand for future travel remains strong with bookings pacing well ahead of pre-pandemic levels. Over the long-term, the strategic steps we have taken throughout to the pandemic to expand our fleet with the delivery of two new polar ships and to diversify our product portfolio with the addition of three unique land-based travel offerings, has us well positioned to deliver results significantly above pre-pandemic levels and will allow us to build additional shareholder value in the years ahead.”

RESUMPTION OF FLEET OPERATIONS AND COVID-19 BUSINESS UPDATE

Return to Operations

Lindblad resumed ship operations in June 2021 and currently has nine of its ten owned vessels providing expeditions to guests. Expedition cruise operations restarted with three ships in Alaska and another in the Galapagos, and subsequently we resumed operations on the majority of our remaining vessels with additional ships operating in Alaska, the Galapagos, Iceland, the Pacific Northwest, Baja California’s Sea of Cortez, Central America and Antarctica. The Company continues to work with local authorities on plans to operate in additional geographies during 2022. As the COVID-19 virus effects travel restrictions in various locations around the world, the Company also continues to work with its guests to reschedule travel plans and refund payments, as applicable, for those expeditions and trips that the Company is not able to operate.

The Company believes there are a variety of strategic advantages that enable it to deploy its ships safely and quickly, while mitigating the risk of COVID-19, as travel restrictions are lifted. The most notable is the size of its owned and operated vessels which range from 48 to 148 passengers, allowing for a highly controlled environment that includes stringent cleaning protocols. All guests, crew and staff are required to be fully vaccinated and the relatively small size of the ships allows for the efficient and effective testing of guests and crew prior to boarding. Additionally, the majority of expeditions take place in remote locations where human interactions with persons not on the expedition are limited, so there is less opportunity for external influence. The Company also has the ability to be flexible with regards to existing itineraries and is continually investigating additional itinerary opportunities both internationally and domestically.

While the Company’s ships were not in operation, the majority of the fleet was being maintained with minimally required crew on-board to ensure they complied with all necessary regulations and could be fully put back into service quickly as needed. Ahead of launching each ship, crew levels were increased as necessary to prepare each vessel for operations as well as for crew training and vaccinations. Prior to resuming operations, the Company employed a variety of cost reduction and cash preservation measures, including reducing ship and land-based expedition costs, such as capital expenditures, crew payroll, land costs, fuel and food, and meaningfully reducing general and administrative expenses through reduced payroll and the elimination of all non-essential travel, office expenses and discretionary spending. The Company also accessed available capital under existing debt facilities and through the issuance of preferred stock during 2020. With the majority of operations resuming, operating costs are ramping back up, but given the continued uncertainty around COVID-19 and given that guest counts have not yet returned to traditional levels, the Company continues to minimize expenditures as appropriate.

Booking Trends

The Company has experienced a substantial negative impact from the COVID-19 virus including elevated cancellations and softness in near-term demand. Despite the COVID-19 impact, we continue to see significant new bookings across the fleet and have substantial advanced reservations for future travel. Compared to the same date two years ago, which was prior to the pandemic, bookings for the second half of 2022 are nearly 20% ahead of the bookings for the second half of 2020 and bookings for 2023 are 54% ahead of the bookings for 2021.

Balance Sheet and Liquidity

On February 4, 2022, the Company issued $360.0 million of 6.75% senior secured notes due 2027 and used the proceeds to prepay in full all outstanding borrowings under our existing term loan, including the Main Street Loan, and revolving credit facility. The Company also entered into a new $45.0 million revolving credit facility, which remains undrawn and matures February 2027.

As of December 31, 2021, the Company had $150.8 million in unrestricted cash and $21.9 million in restricted cash primarily related to deposits on future travel originating from U.S. ports and credit card reserves. During 2021, the Company received a $27.0 million grant under the Coronavirus Economic Relief for Transportation Services (“CERTS”) Act, which provided grants to eligible motorcoach, school bus, passenger vessel, and pilotage companies.

As of December 31, 2021, the Company had a total debt position of $558.5 million and was in compliance with all of its debt covenants. During September 2021, the Company drew down an additional $46.2 million under its second export credit agreement in conjunction with its final payment upon delivery of the National Geographic Resolution. In April 2021, the Company drew down $15.5 million under the second export credit agreement in conjunction with its fourth installment payment for the vessel.

Throughout 2021 the Company took further steps to provide additional financial flexibility including amending its export credit facilities in June 2021 to, among other things, extend the deferral of scheduled amortization payments of the first export credit facility through December 2021, extend the effective suspension of the total net leverage ratio covenant through March 2022, increase the interest rate by 50 basis points and annualize EBITDA used in the covenant calculation through December 31, 2022. The deferred principal payments, in the aggregate amount of $15.7 million, will amortize quarterly over three years starting in March 2022.

As the Company continues to ramp up operations, monthly cash usage will increase as it incurs costs in operating expeditions, prepares additional ships for return to service and spends to market and advertise upcoming expeditions and trips. The Company also anticipates a significant increase in guest payments as it receives final payments for upcoming expeditions and trips, as well as deposits for new reservations for future travel. Given the dynamic nature of the COVID-19 pandemic, the Company cannot reasonably estimate the potential impacts the pandemic will have on its financial condition, results of operations, cash flows, plans and growth for the foreseeable future. It is unknown when travel restrictions and various border closures will be lifted and what the demand for expedition travel will be once restrictions are no longer in place.

STRATEGIC GROWTH INITIATIVES

The Company expanded its expedition travel offerings in September 2021 with the delivery of the National Geographic Resolution, which will allow us to further capitalize on the demand for high quality adventure travel and broaden the immersive and authentic itineraries we offer to our guests. The National Geographic Resolution joins her sister ship, the National Geographic Endurance, as well as the National Geographic Explorer and the National Geographic Orion, to dramatically increase the polar capacity of the Company. The new vessel is capable of exploring deep into the Arctic and Antarctic, and its Ulstein X-BOW® design allows for greater comfort and speed through rough waters.

During October 2021, the Company acquired Classic Journeys, LLC (“Classic Journeys”) a leading luxury cultural walking tour company, further broadening Lindblad’s platform of high-quality experiential product offerings in robust adventure travel sectors. Classic Journeys provides world-class luxury walking tours focusing on engaging experiences that immerse guests into the history and culture of the places they are exploring and the people who live there. Classic Journeys’ tours are highlighted by expert and well-connected local guides who live in the regions being explored, luxury boutique accommodations and handcrafted itineraries curated through years of local connections and experience.

The acquisition of Classic Journeys follows the Company’s first quarter 2021 acquisitions of DuVine Cycling + Adventure (“DuVine”), a leading luxury cycling and adventure travel company, and Off the Beaten Path LLC (“Off the Beaten Path”), a leading active travel operator with a specialization in U.S. National Parks. Similar to the acquisition of Natural Habitat, Inc., the Company will leverage its experience and resources to accelerate the growth of these unique and profitable businesses and capitalize on the growing demand for authentic and immersive adventure travel. The aggregate purchase price of these three majority interests was approximately $23.4 million and was financed through $21.6 million in cash and Lindblad stock of $1.8 million.

FULL YEAR RESULTS

Tour Revenues

Full year tour revenues of $147.1 million increased $64.8 million as compared to the same period in 2020. The increase was driven by a $13.2 million increase at the Lindblad segment, primarily due to the resumption of expeditions beginning in June of 2021, and by a $51.5 million increase at the Land Experiences segment, primarily due to the ramp in operations during 2021. The Land Experiences segment also included the results of Off the Beaten Path, DuVine and Classic Journeys, which were acquired during 2021.

Net Income

Net loss available to stockholders for 2021 was $124.7 million, $2.41 per diluted share, as compared with net loss available to stockholders of $100.4 million, $2.01 per diluted share, in 2020. The $24.2 million decrease primarily reflects the impact of COVID-19 on operations, as well as a $7.4 million increase in depreciation and amortization due mainly to a full year of ownership of the National Geographic Endurance following its March 2020 delivery and the launch of the National Geographic Resolution in September 2021. These decreases were partially offset by a $15.6 million increase in other income mainly due to the utilization of the CERTS grant for covered expenses.

Adjusted EBITDA

Full year Adjusted EBITDA loss of $64.0 million decreased $11.9 million as compared to 2020. The decrease was driven by $22.8 million decline at the Lindblad segment and an $11.0 million improvement at the Land Experiences segment.

Lindblad segment Adjusted EBITDA loss of $67.2 million was $22.8 million greater than 2020, as increased tour revenues due to the resumption of expeditions beginning June 2021 were more than offset by higher cost of tours, increased personnel costs and higher marketing spend related to restarting operations as well as increased credit card commissions related to final payments for upcoming trips and deposits for future travel.

Land Experiences segment Adjusted EBITDA of $3.2 million improved $11.0 million as compared to 2020, primarily due to additional trips, partially offset by higher cost of tours and increased personnel costs related to the ramp in operations and increased marketing costs to drive future bookings. The Land Experiences segment also included the results of Off the Beaten Path, DuVine and Classic Journeys, which were acquired during 2021.

FOURTH QUARTER RESULTS

Tour Revenues

Fourth quarter tour revenues of $65.6 million increased $65.2 million as compared to the same period in 2020. The increase was driven by a $42.5 million increase at the Lindblad segment and by a $22.7 million increase at the Land Experiences segment. Lindblad segment revenue increased primarily due to the resumption of expeditions beginning in June of 2021 as compared with the rescheduling of nearly all expeditions due to COVID-19 in the fourth quarter of 2020. The Land Experiences increase was primarily due to the ramp in operations during 2021 as compared with rescheduling nearly all expeditions in the fourth quarter of 2020 due to COVID-19, as well as from the inclusion of results from Off the Beaten Path, DuVine and Classic Journeys, which were acquired during 2021.

Net Income

Net loss available to stockholders for the fourth quarter was $27.8 million, $0.54 per diluted share, as compared with net loss available to stockholders of $31.0 million, $0.59 per diluted share, in the fourth quarter of 2020. The $3.2 million improvement primarily reflects the resumption of expeditions and operation of additional trips, as well as a $11.0 million increase in other income mainly due to the utilization of the CERTS grant for covered expenses. These increases were partially offset by a $5.4 million increase in depreciation and amortization due mainly to the launch of the National Geographic Resolution in September 2021, a $2.2 million increase in interest expense due to additional borrowings and higher rates and a $0.1 million foreign currency loss in the current year versus a $1.6 million foreign currency gain in the fourth quarter of 2020.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA loss of $13.7 million improved $6.1 million as compared to the same period in 2020. The increase was driven by a $6.6 million improvement at the Land Experiences segment, partially offset by a $0.5 million decrease at the Lindblad segment.

Lindblad segment Adjusted EBITDA loss of $15.9 million decreased $0.5 million versus the fourth quarter a year ago as the revenue from the resumption of expeditions was offset by higher cost of tours, increased personnel costs and higher marketing spend related to ramping up operations, as well as by increased credit card commissions on final payments for upcoming trips and deposits for future travel.

Land Experiences segment Adjusted EBITDA of $2.2 million improved $6.6 million versus the fourth quarter a year ago, primarily due to additional trips, partially offset by higher cost of tours and increased personnel costs related to the additional departures and increased marketing costs to drive future bookings. The Land Experiences segment also included the results of Off the Beaten Path, DuVine and Classic Journeys, which were acquired during 2021.

	For the three months ended December 31,				For the years ended December 31,
(In thousands)	2021	2020	Change	%	2021	2020	Change	%
Tour revenues:
Lindblad	$42,578	$88	$42,490	NM	$82,842	$69,620	$13,222	NM
Land Experiences	22,972	276	22,696	NM	64,265	12,736	51,529	NM
Total tour revenues	$65,550	$364	$65,186	NM	$147,107	$82,356	$64,751	NM
Operating (loss) income:
Lindblad	$(30,860)	$(24,285)	$(6,575)	NM	$(111,477)	$(78,573)	$(32,904)	NM
Land Experiences	1,329	(4,807)	6,136	NM	646	(9,825)	10,471	NM
Total operating loss	$(29,531)	$(29,092)	$(439)	NM	$(110,831)	$(88,398)	$(22,433)	NM
Adjusted EBITDA:
Lindblad	$(15,861)	$(15,396)	$(465)	NM	$(67,242)	$(44,398)	$(22,844)	NM
Land Experiences	2,179	(4,408)	6,587	NM	3,199	(7,774)	10,973	NM
Total adjusted EBITDA	$(13,682)	$(19,804)	$6,122	NM	$(64,043)	$(52,172)	$(11,871)	NM

STOCK REPURCHASE PLAN

The Company currently has a $35 million stock repurchase plan in place. As of February 18, 2022, the Company had repurchased 875,218 shares and 6.0 million warrants under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of February 18, 2022, there were 50.2 million shares common stock outstanding. The Company has suspended all stock repurchases given the uncertainty surrounding COVID-19 and restrictions related to the Main Street Expanded Loan Facility.

FINANCIAL OUTLOOK

The COVID-19 pandemic has had, and will continue to have, a significant impact on the Company’s financial position and results of operation. Given the continued uncertainty around the COVID-19 pandemic, the Company is not providing a full year outlook regarding results of operations at this time and will update its expectations when it has more clarity around the timing and extent of future operations.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on February 22, 2022, to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat Adventures, Off the Beaten Path, DuVine and Classic Journeys.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) suspended operations and disruptions to our business and operations related to the novel corona virus COVID-19; (ii) the impacts of the novel coronavirus COVID-19 on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iii) the impacts of the novel coronavirus COVID-19 on future travel and the cruise and airline industries in general; (iv) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (v) changes adversely affecting the business in which we are engaged; (vi) management of our growth and our ability to execute on our planned growth; (vii) our business strategy and plans; (viii) our ability to maintain our relationship with National Geographic; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) compliance with the financial and/or operating covenants in our debt arrangements; (xi) adverse publicity regarding the cruise industry in general; (xii) loss of business due to competition; (xiii) the result of future financing efforts; (xiv) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of December 31, 2021	As of December 31, 2020

ASSETS
Current Assets:
Cash and cash equivalents	$150,753	$187,531
Restricted cash	21,940	16,984
Marine operating supplies	8,275	5,473
Inventories	2,278	2,168
Prepaid expenses and other current assets	27,094	17,014
Total current assets	210,340	229,170

Property and equipment, net	542,418	482,673
Goodwill	42,017	22,105
Intangibles, net	13,235	4,817
Deferred tax asset	7,609	5,539
Right-to-use lease assets	4,402	5,082
Other long-term assets	7,470	8,063
Total assets	$827,491	$757,449

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$212,598	$120,737
Accounts payable and accrued expenses	49,252	22,341
Lease liabilities - current	1,553	1,475
Long-term debt - current	26,061	11,255
Total current liabilities	289,464	155,808

Long-term debt, less current portion	518,658	471,359
Lease liabilities	3,178	3,915
Other long-term liabilities	247	90
Total liabilities	811,547	631,172

COMMITMENTS AND CONTINGENCIES
Series A redeemable convertible preferred stock, 165,000 shares authorized; 80,000 and 85,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively	83,901	83,825
Redeemable noncontrolling interests	10,626	7,494
	94,527	91,319

STOCKHOLDERS’ (DEFICIT) EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 80,000 and 85,000 Series A shares issued and outstanding as of December 31, 2021 and 2020, respectively	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 50,800,786 and 49,905,512 issued, 50,755,546 and 49,818,676 outstanding as of December 31, 2021 and 2020, respectively	5	5
Additional paid-in capital	58,485	48,127
Accumulated deficit	(136,439)	(11,572)
Accumulated other comprehensive loss	(634)	(1,602)
Total stockholders' (deficit) equity	(78,583)	34,958
Total liabilities, mezzanine equity and stockholders' (deficit) equity	$827,491	$757,449

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	For the three months ended December 31,		For the years ended December 31,
	2021	2020	2021	2020

Tour revenues	$65,553	$367	$147,107	$82,356

Operating expenses:
Cost of tours	51,215	9,943	124,484	72,931
General and administrative	19,321	9,338	65,445	45,508
Selling and marketing	10,804	1,818	28,484	20,231
Depreciation and amortization	13,741	8,357	39,525	32,084
Total operating expenses	95,081	29,456	257,938	170,754

Operating loss	(29,528)	(29,089)	(110,831)	(88,398)

Other income (expense):
Interest expense, net	(7,142)	(4,929)	(24,578)	(16,692)
(Loss) gain on foreign currency	(100)	1,561	(1,265)	(4,772)
Other income (expense)	11,125	106	15,487	(83)
Total other income (expense)	3,883	(3,262)	(10,356)	(21,547)

Income before income taxes	(25,645)	(32,351)	(121,187)	(109,945)
Income tax expense	631	(2,140)	(2,019)	(9,805)

Net loss	(26,276)	(30,211)	(119,168)	(100,140)
Net income (loss) attributable to noncontrolling interest	55	(446)	38	(1,403)
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(26,331)	(29,765)	(119,206)	(98,737)
Series A redeemable convertible preferred stock dividend	1,327	1,280	5,289	1,705
Non-cash deemed dividend	170	-	170	-

Net loss available to common stockholders	$(27,828)	$(31,045)	$(124,665)	$(100,442)

Weighted average shares outstanding
Basic	50,398,129	49,802,229	50,109,426	49,737,129
Diluted	50,398,129	49,802,229	50,109,426	49,737,129

Net (loss) income per share available to common stockholders
Basic	$(0.54)	$(0.59)	$(2.41)	$(2.01)
Diluted	$(0.54)	$(0.59)	$(2.41)	$(2.01)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the years ended December 31,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(119,168)	$(100,140)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	39,525	32,084
Amortization of National Geographic fee	-	727
Amortization of deferred financing costs and other, net	3,203	2,146
Amortization of right-to-use lease assets	21	49
Stock-based compensation	5,563	2,388
Deferred income taxes	(833)	(9,812)
Loss on foreign currency	1,265	4,772
Loss on write-off of assets	-	111
Changes in operating assets and liabilities
Marine operating supplies and inventories	(2,912)	685
Prepaid expenses and other current assets	(8,856)	12,525
Unearned passenger revenues	83,946	(18,088)
Other long-term assets	(684)	594
Other long-term liabilities	6,140	844
Accounts payable and accrued expenses	25,285	(21,142)
Net cash provided by (used in) operating activities	32,495	(92,257)

Cash Flows From Investing Activities
Purchases of property and equipment	(96,688)	(155,479)
Acquisition (net of cash acquired)	(18,036)	-
Net cash used in investing activities	(114,724)	(155,479)

Cash Flows From Financing Activities
Proceeds from long-term debt	61,720	268,339
Repayments of long-term debt	(5,957)	(2,842)
Payment of deferred financing costs	(3,135)	(6,972)
Repurchase under stock-based compensation plans and related tax impacts	(2,221)	(405)
Proceeds from Series A preferred stock issuance	-	85,000
Repurchase of warrants and common stock	-	(127)
Net cash provided by financing activities	50,407	342,993
Net (decrease) increase in cash, cash equivalents and restricted cash	(31,822)	95,257
Cash, cash equivalents and restricted cash at beginning of period	204,515	109,258

Cash, cash equivalents and restricted cash at end of period	$172,693	$204,515

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$18,260	$16,316
Income taxes	98	700
Non-cash investing and financing activities:
Non-cash preferred stock dividend	$5,289	$1,706
Shares issued for acquisition	1,770	-
Non-cash preferred stock deemed dividend	170	-

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA Consolidated
	For the three months ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Net (loss) income	$(26,275)	$(30,213)	$(119,168)	$(100,140)
Interest expense, net	7,142	4,929	24,578	16,692
Income tax (benefit) expense	626	(2,142)	(2,019)	(9,805)
Depreciation and amortization	13,741	8,357	39,525	32,084
(Gain) loss on foreign currency	100	(1,561)	1,265	4,772
Other (income) expense	(11,124)	(105)	(15,487)	83
Stock-based compensation	1,416	477	5,563	2,388
National Geographic fee amortization	-	-	-	727
Other	692	454	1,700	1,027
Adjusted EBITDA	$(13,682)	$(19,804)	$(64,043)	$(52,172)

Reconciliation of Operating (Loss) Income to Adjusted EBITDA Lindblad Segment
	For the three months ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Operating loss	$(30,860)	$(24,285)	$(111,477)	$(78,573)
Depreciation and amortization	12,898	7,958	37,516	30,033
Stock-based compensation	1,416	477	5,429	2,388
National Geographic fee amortization	-	-	-	727
Other	685	454	1,290	1,027
Adjusted EBITDA	$(15,861)	$(15,396)	$(67,242)	$(44,398)

Land Experiences Segment
	For the three months ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Operating loss	$1,329	$(4,807)	$646	$(9,825)
Depreciation and amortization	843	399	2,009	2,051
Stock-based compensation	-	-	134	-
Other	7	-	410	-
Adjusted EBITDA	$2,179	$(4,408)	$3,199	$(7,774)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities	For the years ended December 31,
	2021	2020
Net cash provided by operating activities	$32,495	$(92,257)
Less: purchases of property and equipment	(96,688)	(155,479)
Free Cash Flow	$(64,193)	$(247,736)

	For the three months ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Available Guest Nights	33,868	-	75,389	51,624
Guest Nights Sold	27,248	-	60,997	46,050
Occupancy	80%	-	81%	89%
Maximum Guests	4,074	-	10,596	6,512
Number of Guests	3,200	-	8,436	5,564
Voyages	54	-	143	85

Calculation of Gross and Net Yield per Available Guest Night	For the three months ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Guest ticket revenues	$38,071	$-	$76,158	$60,351
Other tour revenue	4,507	88	6,684	9,269
Tour Revenues	42,578	88	82,842	69,620
Less: Commissions	(3,226)	(66)	(6,474)	(8,146)
Less: Other tour expenses	(7,465)	(352)	(10,076)	(7,373)
Net Yield	$31,887	$(330)	$66,292	$54,101
Available Guest Nights	33,868	-	75,389	51,624
Gross Yield per Available Guest Night	$1,257	NM	$1,099	$1,349
Net Yield per Available Guest Night	942	NM	879	1,048

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)
Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Cost of tours	$37,306	$7,668	$85,588	$62,905
Plus: Selling and marketing	8,528	1,216	22,187	18,078
Plus: General and administrative	14,706	7,531	49,028	37,177
Gross Cruise Cost	60,540	16,415	156,803	118,160
Less: Commissions	(3,226)	(66)	(6,474)	(8,146)
Less: Other tour expenses	(7,465)	(352)	(10,076)	(7,373)
Net Cruise Cost	49,849	15,997	140,253	102,641
Less: Fuel Expense	(4,147)	(344)	(8,027)	(4,694)
Net Cruise Cost Excluding Fuel	45,702	15,653	132,226	97,947
Non-GAAP Adjustments:
Stock-based compensation	(1,416)	(477)	(5,429)	(2,388)
National Geographic fee amortization	-	-	-	(727)
Other	(692)	(454)	(1,700)	(1,027)
Adjusted Net Cruise Cost Excluding Fuel	$43,594	$14,722	$125,097	$93,805
Adjusted Net Cruise Cost	$47,741	$15,066	$133,124	$98,499
Available Guest Nights	33,868	-	75,389	51,624
Gross Cruise Cost per Available Guest Night	$1,788	NM	$2,080	$2,289
Net Cruise Cost per Available Guest Night	1,472	NM	1,860	1,988
Net Cruise Cost Excluding Fuel per Available Guest Night	1,349	NM	1,754	1,897
Adjusted Net Cruise Cost Excluding Fuel per Available Guest Night	1,287	NM	1,659	1,817
Adjusted Net Cruise Cost per Available Guest Night	1,410	NM	1,766	1,908

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity available for sale and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.